Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

5 Year Buffered Autocallable Securities Linked to SPXI4EV6

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 40% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER (ticker: “SPXI4EV6”)
Pricing date:	November 13, 2026
Valuation dates:	Monthly, beginning approximately one year after issuance
Final valuation date:	November 13, 2031
Maturity date:	November 18, 2031
Final buffer value:	85.00% of the initial underlying value
Buffer percentage:	15.00%
Autocall barrier value:	90.00% of the initial underlying value
Automatic early redemption:

If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the autocall barrier value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	18.50% per annum
CUSIP / ISIN:	17334DX49 / US17334DX497
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):

•If the final underlying value is greater than or equal to the autocall barrier value:

$1,000 + the premium applicable to the final valuation date

•If the final underlying value is less than the autocall barrier value but greater than or equal to the final buffer value:

$1,000

•If the final underlying value is less than the final buffer value:

$1,000 + [$1,000 × (the underlying return + the buffer percentage)]

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated November 2, 2026

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security

Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Autocall Barrier Value	Premium	Hypothetical Redemption
November 16, 2027	18.50%	$1,185.00
December 13, 2027	20.0417%	$1,200.417
January 13, 2028	21.5833%	$1,215.833
February 14, 2028	23.125%	$1,231.25
March 13, 2028	24.6667%	$1,246.667
April 13, 2028	26.2083%	$1,262.083
May 15, 2028	27.75%	$1,277.50
June 13, 2028	29.2917%	$1,292.917
July 13, 2028	30.8333%	$1,308.333
August 14, 2028	32.375%	$1,323.75
September 13, 2028	33.9167%	$1,339.167
October 13, 2028	35.4583%	$1,354.583
November 13, 2028	37.00%	$1,370.00
December 13, 2028	38.5417%	$1,385.417
January 16, 2029	40.0833%	$1,400.833
February 13, 2029	41.625%	$1,416.25
March 13, 2029	43.1667%	$1,431.667
April 13, 2029	44.7083%	$1,447.083
May 14, 2029	46.25%	$1,462.50
June 13, 2029	47.7917%	$1,477.917
July 13, 2029	49.3333%	$1,493.333
August 13, 2029	50.875%	$1,508.75
September 13, 2029	52.4167%	$1,524.167
October 15, 2029	53.9583%	$1,539.583
November 13, 2029	55.50%	$1,555.00
December 13, 2029	57.0417%	$1,570.417
January 14, 2030	58.5833%	$1,585.833
February 13, 2030	60.125%	$1,601.25
March 13, 2030	61.6667%	$1,616.667
April 15, 2030	63.2083%	$1,632.083
May 13, 2030	64.75%	$1,647.50
June 13, 2030	66.2917%	$1,662.917
July 15, 2030	67.8333%	$1,678.333
August 13, 2030	69.375%	$1,693.75
September 13, 2030	70.9167%	$1,709.167
October 14, 2030	72.4583%	$1,724.583
November 13, 2030	74.00%	$1,740.00
December 13, 2030	75.5417%	$1,755.417
January 13, 2031	77.0833%	$1,770.833
February 13, 2031	78.625%	$1,786.25
March 13, 2031	80.1667%	$1,801.667
April 14, 2031	81.7083%	$1,817.083
May 13, 2031	83.25%	$1,832.50
June 13, 2031	84.7917%	$1,847.917
July 14, 2031	86.3333%	$1,863.333
August 13, 2031	87.875%	$1,878.75
September 15, 2031	89.4167%	$1,894.167
October 13, 2031	90.9583%	$1,909.583

If the closing value of the underlying is not greater than or equal to the autocall barrier value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity.

Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,925.00
50.00%	$1,925.00
25.00%	$1,925.00
-10.00%	$1,925.00
-10.01%	$1,000.00
-15.00%	$1,000.00
-15.01%	$999.90
-25.00%	$900.00
-50.00%	$650.00
-75.00%	$400.00
-100.00%	$150.00

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

•Your potential return on the securities is limited.

•The securities do not pay interest.

•You will not receive dividends or have any other rights with respect to the underlying.

•The securities may be automatically redeemed prior to maturity.

•The securities offer downside exposure, but no upside exposure, to the underlying.

•The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•Sale of the securities prior to maturity may result in a loss of principal.

•The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities.

•If a material modification event occurs during the term of the securities, the issuer may redeem the securities early for an amount that may result in a significant loss on your investment.

•The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

•The underlying is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index.

•The underlying may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines.

•A significant portion of the underlying may be hypothetically uninvested, dampening returns.

•The underlying may significantly underperform the S&P 500® Index.

•The underlying may experience significantly greater volatility than its volatility target.

•The underlying’s intraday trend-following mechanism may not be effective.

•The underlying’s overnight mean-reversion mechanism may not be effective.

•The underlying may perform poorly in temporary market downturns.

•The underlying may be adversely affected by a "decay" effect.

•The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost.

•The performance of the underlying will be reduced by notional costs and by a decrement of 6% per annum.

•The decrement of 6% per annum may reduce the annual return of the underlying by more (and possibly significantly more) than 6%.

•The negative impact of notional costs on the annual return of the underlying may be greater than the absolute amount by which notional costs reduce the level of the underlying.

•The manner in which the underlying measures underlying volatility may not be effective.

•This approach to determining the underlying volatility is premised on the notion that forward-looking implied volatility tends to be higher than backward-looking realized volatility because of a risk premium embedded in the options used to calculate forward-looking implied volatility.

•The underlying has limited actual performance information.

•An affiliate of ours participated in the development of the underlying.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.